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As filed with the Securities and Exchange Commission on December 13, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEW TAOHUAYUAN CULTURE TOURISM CO., LTD.
(Name of small business issuer in its charter)

Nevada (State or jurisdiction of incorporation or organization)	7011 (Primary Standard Industrial Classification Code Number)	98-0440893 (I.R.S. Employer I.D. Number)

1# Dongfeng Road
Xi'an Weiyang Tourism Development District
Xi'an, China
0086-29-86671555
(Address and telephone number of principal executive offices)

1# Dongfeng Road
Xi'an Weiyang Tourism Development District
Xi'an, China
0086-29-86671555
(Address of principal place of business or intended principal place of business)

National Registered Agents, Inc. of Nevada
1000 E. William Street, Suite 204
Carson City, NV 89701
(888) 682-4368
(Name, address and telephone number of agent for service)

Copies to:

Gary A. Agron, Esquire
5445 DTC Parkway, Suite 520
Greenwood Village, CO 80111
(303) 770-7254

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

        If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, $.001 par value	17,027,328 Shares	$5.00	$85,136,640	$10,021

        This registration statement registers the resale of 17,027,328 shares of common stock held by security holders of the Registrant. In addition to the number of shares set forth above, the amount to be registered includes any shares of common stock issued as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

        The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933. The per share offering price was calculated based upon a price of $5.00 per share, which is the highest anticipated price that the shares are expected to trade upon listing on either the American Stock Exchange or the over-the-counter Electronic Bulletin Board.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until it shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion dated December 13, 2004

17,027,328 shares of common stock
initially offered at $5.00 per share

NEW TAOHUAYUAN CULTURE TOURISM CO., LTD.

        This prospectus covers the resale of 17,027,328 shares of our common stock held by our selling stockholders for whom information is provided under "Selling Stockholders and Plan of Distribution" in this prospectus. The shares will be offered by our selling stockholders initially at $5.00 per share and thereafter, if the shares are listed for quotation on the American Stock Exchange or other exchange at then prevailing market prices or privately negotiated prices. The offering will terminate on the earlier of the date all of the shares are sold or one year from the date hereof. We will not receive any proceeds from the sale of shares offered by the selling stockholders. See "Selling Stockholders and Plan of Distribution."

        There is no market for our common stock and no assurance that a market will develop in the future. We intend to apply to list our common stock on the American Stock Exchange upon the effective date of this prospectus, but can give no assurance whatsoever that our listing application will be approved.

        Investing in our common stock involves substantial risks. See "Risk Factors" beginning on page 3.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004.

TABLE OF CONTENTS

About this Prospectus
Summary
Summary Financial Data
Risk Factors
Forward-Looking Statements
Use of Proceeds
Selected Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Management
Security Ownership of Executive Officers, Directors and Beneficial Owners of Greater than 5% of Our Common Stock
Selling Stockholders and Plan of Distribution
Related Party and Other Material Transactions
Description of Capital Stock
Shares Eligible for Future Sale
Experts
Legal Matters
Where You Can Find More Information

i

ABOUT THIS PROSPECTUS

        You should rely only on the information contained in this prospectus as we have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted.

SUMMARY

        This summary highlights material information regarding our company and the offering contained in this prospectus. However, you should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision.

Business

        We own and operate a 146 room hotel and resort in Xi'an, People's Republic of China, and manage a second 84 room hotel and resort there. Both hotels have been given the highest hotel rating granted by the PRC, which is the equivalent of a five-star rating in the U.S. We also manage a chain of four restaurants in the PRC seating in the aggregate over 2,500 customers. We are currently developing a third 150 room five-star hotel and resort in Xi'an and also intend to develop an 848 acre commercial and residential development in a Xi'an suburb approximately 23 miles from the city.

History

        New Taohuayuan Culture Tourism Co., Ltd. was organized as a Nevada corporation on November 3, 2004. On December 6, 2004 we issued 17,027,328 shares of our common stock to acquire all 100,000,000 shares of Shaanxi New Taohuayuan Culture Tourism Co., Ltd., which we refer to as "Shaanxi," a PRC company organized and registered in September 1997 in the city of Xi'an, province of Shaanxi. We were the survivor of the merger and references throughout this prospectus to us refer to the two merged entities. The purpose of the merger was to redomicile us as a U.S. corporation.

        Our principal executive offices are located at 1# Dongfeng Road, Xi'an Weiyang Tourism Development District, Xi'an, China, and our telephone number is 0086-29-86671555.

The Offering

Securities offered by our selling stockholders:	17,027,328 shares of common stock.
Securities outstanding prior to and after the offering:	17,027,328 shares of common stock.
Use of proceeds:	We will not receive any proceeds from the sale of the common stock.

Description of Selling Stockholders and Reasons for Registration

        Through this prospectus, we are registering the resale of 17,027,328 shares of our common stock which are held by 934 selling stockholders, all of whom exchanged their 100,000,000 shares of Shaanxi for the 17,027,328 shares we issued to them. The 934 stockholders include two of our executive officers, Chen Jingmin and Cai Danmei and our sole principal stockholder, Shaanxi New Taohuayuan Economy Trade Co., Ltd., which owns 2,204,025 shares, or 12.9%, of our outstanding common stock. For brevity, we have not listed the remaining 931 stockholders under "Selling Stockholders and Plan of Distribution." The 931 stockholders are all residents and citizens of the PRC and none of them are officers, directors or 5% or greater stockholders.

SUMMARY FINANCIAL DATA

        The following financial data with respect to the years ended December 31, 2002 and 2003 has been derived from our audited consolidated financial statements. The data with respect to the nine-month periods ended September 30, 2003 and 2004 has been derived from our unaudited consolidated financial statements. The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.

Statement of Operations Data

	Nine months ended September 30, 2004	Nine months ended September 30, 2003	Year ended December 31, 2003	Year ended December 31, 2002
Total Revenue	$3,968,360	$2,881,297	$4,399,777	$4,651,328
Net profit	$648,393	$549,422	$1,134,429	$1,093,372
Net profit per share(1)	$.038	$.032	$.067	$.064

(1)
Based upon our 17,027,328 shares of common stock issued in exchange for Shaanxi's 100,000,000 shares of common stock in accordance with our merger with Shaanxi. Although we were not incorporated in Nevada until November 3, 2004, the merger has been treated as a reverse acquisition for financial reporting purpose and the historical stockholders' equity accounts have been retroactively restated to reflect the issuance of the 17,027,328 shares since the periods presented, i.e. as of January 1, 2002. Details are set out in Note 1 to our financial statements.

Balance Sheet Data

	September 30, 2004	December 31, 2003
Working capital	$(5,925,524)	$(3,469,374)
Total assets	$21,383,913	$20,242,296
Total liabilities	$7,219,526	$5,274,695
Stockholders' equity	$14,164,387	$14,967,601

RISK FACTORS

        The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.

We Have Negative Working Capital Which Could Limit Our Ability to Grow Our Operations.

        At September 30, 2004 we had negative working capital of $5,925,524. If we are unable to obtain additional financing we may be required to reduce expenditures on future development or otherwise grow our operations.

Land and Franchise Agreements May Constrain Us from Being Able to Sell Our Property at a Time When it Would Be in the Best Interest of Shareholders to Do So.

        As is the case throughout the PRC, we do not own the land upon which our properties are located. Rather, the land is subject to various land use permits granted by the PRC government. Any sale of our property would require prior consent of the government which may make it difficult or impossible to sell our property at the time we want to do so.

Our Properties Face Significant Competition Which Could Reduce Our Revenues.

        We face significant competition from owners, operators and developers of other hotel properties. Our properties face competition from similar properties in Xi'an, including five other five-star hotels. Such competition may limit our ability to attract and retain guests and may reduce the room rates we are able to charge. These competing properties may have vacancy rates higher than our properties, which may result in their owners being willing to lower room rates below our room rates. These circumstances could reduce our revenues.

Operating Risks Common to the Hotel Industry Could Reduce Our Revenues.

        Risks associated with operating hotels include the following, any of which could reduce our revenues:

  •
  competition for guests and meetings from other hotels including as a result of competition from internet wholesalers and distributors;

  •
  increases in operating costs, including wages, benefits, insurance, property taxes and energy, due to inflation and other factors, which may not be offset in the future by increased room rates;

  •
  dependence on demand from business and leisure travelers including substantial weakness at this time in business travel, which may fluctuate and be seasonal;

  •
  increases in energy costs, airline fares, and other expenses related to travel, which may deter traveling; and

  •
  adverse affects of weak general and local economic conditions. These factors, if they occur, could reduce our revenues.

We Are Subject to International Economic and Political Risks over Which We Have Little or No Control and May Be Unable to Alter Our Business Practice in Time to Avoid the Possibility of Reduced Revenues.

        All of our business is conducted in the PRC. Doing business outside the United States, particularly in the PRC, subjects us to various risks, including changing economic and political conditions, major work stoppages, exchange controls, currency fluctuations, armed conflicts and unexpected changes in U.S. and foreign laws relating to tariffs, trade restrictions, transportation regulations, foreign investments and taxation. We have no control over most of these risks and may be unable to anticipate changes in international economic and political conditions and, therefore, unable to alter out business practice in time to avoid the possibility of reduced revenues.

If Relations between the United States and the PRC Worsen, Investors May Be Unwilling to Hold or Buy Our Stock and if Our Securities Become Qualified for Quotation on an Exchange, Our Stock Price May Decrease.

        At various times during recent years, the U.S. and the PRC have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and the PRC, whether or not directly related to our business, could reduce the price of our common stock if our stock becomes qualified for quotation on the American Stock Exchange or the over-the-counter Electronic Bulletin Board.

The PRC Government Could Change its Policies Toward Private Enterprise or Even Nationalize or Expropriate Private Enterprises, Which Could Result in the Total Loss of Our and Your Investment.

        Our business is subject to significant political and economic uncertainties and may be affected by political, economic and social developments in the PRC. Over the past several years, the PRC government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The PRC government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

        Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the total loss of our investment in the PRC and in the total loss of your investment.

A Lack of Adequate Remedies and Impartiality under the PRC Legal System May Make it Impossible to Enforce the Agreements to Which We Are a Party and thus Reduce Our Revenues.

        We periodically enter into agreements governed by PRC law. Our revenues could be reduced if these agreements are not respected. In the event of a dispute, enforcement of these agreements in the PRC could be extremely difficult. Unlike the United States, the PRC has a civil law system based on written statutes in which judicial decisions have little precedential value. The PRC government has enacted laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, the government's experience in implementing, interpreting and enforcing these recently enacted laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is uncertain. Furthermore, enforcement of the laws and regulations may be subject to the exercise of considerable discretion by agencies of the PRC government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. These uncertainties could limit the protections that are available to us and reduce our revenues.

Fluctuations in Exchange Rates Could Reduce Our Revenues.

        Although we use the United States dollar for financial reporting purposes, all of the transactions effected by our operating subsidiary are denominated in the PRC's RMB. The exchange rate of the RMB may fluctuate wildly against the U.S. dollar. We do not currently engage in hedging activities to protect against foreign currency risks. Even if we chose to engage in such hedging activates, we may not be able to do so effectively. Future movements in the exchange rate of the RMB could reduce our revenues.

You May Experience Difficulties in Attempting to Enforce Liabilities Based upon U.S. Federal Securities Laws Against Our Non-U.S. Operating Subsidiary and its Non-U.S. Resident Directors and Officers.

        Our operating subsidiary and its assets are located in the PRC. Our directors and executive officers are foreign citizens and do not reside in the U.S. It may be difficult for courts in the U.S. to obtain jurisdiction over these foreign assets or persons and as a result, it may be difficult or impossible for you to enforce judgments rendered against us or our directors or executive officers in U.S. courts. In addition, the courts in the countries in which we and our subsidiary are organized or where we and our subsidiary's assets are located may not permit lawsuits of the enforcement of judgments arising out of the U.S. and state securities or similar laws.

The Initial Offering Price of $5.00 per Share Has Been Arbitrarily Set by Our Board of Directors and Accordingly, Does Not Indicate the Actual Value of Our Business.

        The initial offering price of $5.00 per share is not based upon earnings or operating history, does not necessarily reflect our actual value, and bears no relation to our earnings, assets, book value, net worth or any other recognized criteria of value. No independent investment banking firm has been retained to assist us in determining the offering price for the shares. Accordingly, the offering price should not be regarded as an indication of the current value or future price of our stock.

Sales of Our Common Stock Could Reduce the Price of Our Stock.

        There are 17,027,328 shares of our common stock outstanding. Once this registration statement is effective, substantially all of the shares of our common stock registered hereby and held by our selling shareholders will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our officers, directors and 5% or greater stockholders, which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

        In addition to the shares available for resale under this registration statement, as a result of the provisions of Rule 144, all restricted shares will be available for sale in a public market, if developed, beginning November 2005, The availability for sale of substantial amounts of common stock under this prospectus or under Rule 144 could reduce prevailing prices for our common stock.

Certain Nevada Corporation Law Provisions Could Prevent a Potential Takeover of Us that Could Adversely Affect the Price of Our Common Stock or Deprive You of a Premium over the Price.

        We are incorporated in the State of Nevada. Certain provisions of Nevada corporation law could adversely affect the price of our common stock. Because Nevada law governing control-share acquisitions requires board approval of a transaction involving a change in our control, it would be more difficult for someone to acquire control of us. Neither our Articles nor our Bylaws contain any similar provisions.

There is No Current Market for Our Securities Which May Make it Difficult for Investors to Sell Our Common Stock.

        There is no public market for our common stock and there can be no assurance that an active public market will develop in the future. We have applied to list our common stock on the American Stock Exchange following the effective date of this prospectus, but there can be no assurance that we will obtain such listings or that a trading market will develop in our common stock, or, if developed, will be sustained. Accordingly, our stockholders may not be able to sell their shares should they desire to do so.

We Do Not Intend to Pay Dividends in the Future, So Investors Will Not Receive Income from Their Investment in Our Common Stock.

        Although we have paid dividends in the past, we currently intend to retain any future earnings for use in our business and do not expect to pay any cash dividends on any shares of common stock for the foreseeable future. Accordingly, investors will not receive income from their investment in our common stock.

There is a Reduced Probability of a Change of Control or Acquisition of Us Due to the Possible Issuance of Preferred Stock. This Reduced Probability Could Deprive Our Investors of the Opportunity to Otherwise Sell Our Stock in an Acquisition of Us by Others.

        Our Articles of Incorporation authorize our Board of Directors to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or designation of such series, without further vote or action by stockholders. As a result of the existence of "blank check" preferred stock, potential acquirers of our company may find it more difficult to, or be discouraged from, attempting to effect an acquisition transaction with, or a change of control of, our company, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

There Are Limitations on Our Officers' and Directors' Liabilities to Us Which Will Make it More Difficult for Our Stockholders to Sue Our Officers and Directors.

        Under our Articles of Incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

  •
  a breach of the director's duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;

  •
  a transaction from which our director received an improper benefit; or

  •
  an act or omission for which the liability of a director is expressly provided under Nevada law.

        In addition, our Articles of Incorporation provide that we must indemnify our officers and directors to the fullest extent permitted by Nevada law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

Required Disclosure Concerning Trading of Penny Stocks or Low-Priced Securities Will Reduce the Liquidity of Our Common Stock.

        Our common stock does not currently trade on any over-the-counter market or exchange. Although we have applied for listing on the American Stock Exchange, there can be no assurance our application will be granted. If we are unable to list on the American Stock Exchange, we will apply for listing on the Electronic Bulletin Board. If the common stock is cleared for trading on the Electronic Bulletin Board, it will be subject to rules that regulate broker-dealer practices in connection with transactions in "penny stocks." The Securities and Exchange Commission has adopted regulations that define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery by the broker-dealer, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. In addition, the broker-dealer, subject to certain exceptions, must make an individualized written suitability determination for the purchase of a penny stock and receive the purchaser's written consent prior to the transaction. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. These requirements may severely limit the market liquidity of our common stock and the ability of our stockholders to sell their shares should a market develop.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us which are discussed in the Risk Factors section above as well as throughout this prospectus. In light of these risks, uncertainties and assumptions, any forward-looking events discussed in this prospectus might not occur.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of our common stock being offered by the selling stockholders.

SELECTED FINANCIAL DATA

        The following financial data with respect to the years ended December 31, 2002 and 2003 has been derived from our audited consolidated financial statements. The data with respect to the nine-month periods ended September 30, 2003 and 2004 has been derived from our unaudited consolidated financial statements. The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.

Statement of Operations Data

	Nine months ended September 30, 2004	Nine months ended September 30, 2003	Year ended December 31, 2003	Year ended December 31, 2002
Total Revenue	$3,968,360	$2,881,297	$4,399,777	$4,651,328
Net profit	$648,393	$549,422	$1,134,429	$1,093,372
Net profit per share(1)	$.038	$.032	$.067	$.064

(1)
Based upon our 17,027,328 shares of common stock issued in exchange for Shaanxi's 100,000,000 shares of common stock in accordance with our merger with Shaanxi. Although we were not incorporated in Nevada until November 3, 2004, the merger has been treated as a reverse acquisition for financial reporting purpose and the historical stockholders' equity accounts have been retroactively restated to reflect the issuance of the 17,027,328 shares since the periods presented, i.e. as of January 1, 2002. Details are set out in Note 1 to our financial statements.

Balance Sheet Data

	September 30, 2004	December 31, 2003
Working capital	$(5,925,524)	$(3,469,374)
Total assets	$21,383,913	$20,242,296
Total liabilities	$7,219,526	$5,274,695
Stockholders' equity	$14,164,387	$14,967,601

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. This discussion should be read in conjunction with our audited financial statements and footnotes included elsewhere in this prospectus.

Results of Operations

Results of operations for the nine months ended September 30, 2004 compared to September 30, 2003:

        Revenues include catering services income, hotel and related services income and management fee income of $1,793,484, $1,124,033 and $1,050,843 respectively for the nine-month period ended September 30, 2004, compared to $1,347,853, $1,054,414 and $479,030 respectively for the nine-month ended September 30, 2003.

        Our catering services income increased by 33% while our hotel and related services income increased by 7%. The increases were due to the recovery from the SARS epidemic and a boost in tourism in the 2004 Chinese tourism year. In addition, we enhanced our marketing and promotional activities, improved our service quality, and created new varieties of dishes. These led to the increase in catering, hotel and related services income.

        Management fee income which was received under our management contracts with related parties, increased by more than double to $1,050,843 for the nine-month period ended September 30, 2004 from $479,030 for the nine-month period ended September 30, 2003 following the recovery from SARS. In addition, the basis of calculation of management fees was revised from 10% of the operating revenue of the related parties in 2003 to a fixed amount plus 15% on the excess of the actual revenue over the targeted revenue. These led to the increase of 119% in management fee income.

        For the nine-month period ended September 30, 2004, operating expenses amounted to $2,648,809, an increase of $556,948 or 27% when compared to $2,091,861 for the nine-month period ended September 30, 2003. This was mainly due to the increase in other taxes of $144,295, surcharge on taxes of $290,422, raw materials and consumables used of $115,781, salaries, wages and allowances of $6,107 and general and administrative expenses of $999, offset by the slight decrease in depreciation of $656.

        Other taxes increased to $289,478 for the nine-month period ended September 30, 2004, nearly double the $145,183 for the nine-month period ended September 30, 2003. This was attributable to the increase in revenues and the special concessionary tax reduction during the SARS period from May to September of 2003, which was not in place in 2004.

        The surcharge on taxes increased by more than 61% to $767,472 for the nine-month period ended September 30, 2004 from $477,050 for the nine-month period ended September 30, 2003. Surcharge on taxes was accrued at a daily rate of 0.05% of the unpaid taxes. Details of the circumstances leading up to the surcharge are set forth in "Liquidity and Capital Resources" and in Note 8(b) to the financial statements. The increase was due to the accumulation of underpaid taxes over prior years.

        Our raw materials and consumables and salaries, wages and allowances expenses increased in line with the increase in catering, hotel and related services income as discussed above.

        Our depreciation remained relatively constant since there were no major additions during the periods.

        Our general and administrative expenses remained stable during the periods.

        Our non-operating income includes interest income and sundry income of $875 and $18,866 respectively for the nine-month period ended September 30, 2004; compared to $222,609 and $42,953 respectively for the nine-month period ended September 30, 2003.

        Interest income in 2003 included an amount of $222,609 received from Shaanxi New Taohuayuan Economy Trade Co., Ltd., our largest stockholder, at an average rate of 7.9% per annum. No such interest income was received in 2004 because of a settlement of the amount due from our largest stockholder. Sundry income decreased as less sales of scrap materials were made for the nine-month period ended September 30, 2004 when compared with 2003.

        The effective tax rates were 52% and 48% for the nine-month periods ended September 30, 2004 and 2003 respectively. The difference between the effective tax rate and the PRC enterprise income tax rate represented the surcharge on taxes which was not deductible for PRC enterprise income tax purposes.

        As a result of the foregoing, our net income increased 18% to $648,393 for the nine-month period ended September 30, 2004, compared to $549,422 for the nine-month period ended September 30, 2003.

Results of operations for the year ended December 31, 2003 compared to the year ended December 31, 2002:

        Revenues include catering services income, hotel and related services income and management fee income amounting to $4,399,777 in total for 2003, compared to $4,651,328 for 2002. The 5% drop in total revenue was attributable to the impact of the SARS epidemic in 2003.

        Operating expenses amounted to $2,808,552 for 2003, an increase of $61,617 or 2% when compared to $2,746,935 for 2002. This was due to the increase in surcharge on taxes of $249,244, offset by the decrease in depreciation of $18,410, raw materials and consumables used of $25,407, salaries, wages and allowances of $13,116, general and administrative expenses of $54,344 and other taxes of $76,350.

        Surcharge on taxes represent default interest accrued at a daily rate of 0.05% of the unpaid taxes. The increase from $272,590 in 2002 to $521,834 in 2003 was due to the accumulation of underpaid taxes over prior years.

        Our raw materials and consumables and salaries, wages and allowances expenses decreased in line with the decrease in revenues as discussed above.

        General and administrative expenses dropped by 10% to $467,737 in 2003, compared to $522,081 in 2002. This was mainly attributable to the decrease in repair and maintenance expenses and traveling expenses. Improvements have been made to the buildings and some motor vehicles were under utilized in 2003, which led to the decrease in repair and maintenance expenses. In addition, our staff tended to avoid traveling in 2003 to prevent the spread of SARS, which explained the decrease in traveling expenses.

        Other taxes amounted to $252,949 for 2003, decreased by $76,350 or 23% when compared to $329,299 for 2002. This was because of the decrease in revenues in 2003 and the special concessionary tax reduction during the SARS period from May to September of 2003.

        Our non-operating income includes interest income and sundry income of $296,805 and $62,170 respectively for 2003; compared to $102 and $69,314 respectively for 2002.

        Interest income in 2003 included an amount of $296,745 earned from Shaanxi New Taohuayuan Economy Trade Co., Ltd., our largest stockholder, at an average rate of 7.9%. No such interest income was received in 2002 because the stockholder waived an amount due by us of $423,385. The waiver was recognized as additional paid in capital in 2002. Sundry income decreased as less sales of scrap materials were made in 2003 when compared with 2002.

        We are subject to the PRC enterprise income tax at the rate of 33%. The effective tax rates were 42% and 45% for 2003 and 2002 respectively. The differences between the effective tax rate and the PRC enterprise income tax rate represented the surcharge on taxes which was not deductible for tax purposes and the waiver from the holding company of $423,385 in 2002, which was recognized as additional paid-in capital but treated as taxable income for the PRC enterprise income tax purposes.

        As a result of the foregoing, the net income increased 3.7% to the amount of $1,134,429 for 2003, compared to $1,093,372 for 2002.

Liquidity and Capital Resources

        As of September 30, 2004, we had $366,805 in cash and bank balances, which represents a decrease of $40,806 as compared with the balance of $407,611 as of December 31, 2003. Our capital resources are mainly generated from operating activities. We do not have external borrowings for financing our principal operations. During the nine-month period ended September 30, 2004, cash inflow of $3,595,482 was generated from our operating activities. The reason for the overall net cash outflow for the period was attributed to the payment for acquisition of a parcel of land for future property development of $1,935,476 and the payment of dividend of $1,688,801.

        We have acquired a parcel of land in Lantian, Shaanxi Province for future use and development. As of September 30, 2004, $9,133,000 was paid to the local government for the land premium/costs. The balance of $5,383,000 must be paid by the end of 2005. We expect this will be financed internally.

        We had negative working capital of $5,925,524 and $3,469,374 as of September 30, 2004 and December 31, 2003 respectively. The negative working capital mainly arose from the provision for income and other taxes and related surcharge. We have certain arrangements with the local government that the total taxes payable by us, including mainly the PRC enterprise income tax and business tax, is subject to a maximum amount of US$120,967 per annum and we are not liable to pay any tax above the maximum amount. However, this arrangement is not in strict compliance with national laws and regulations in the PRC. For this reason, we have made full tax provision in accordance with relevant national and local laws and regulations in the PRC, together with a surcharge in respect of default interest that may be levied on us at a daily rate of 0.05% of the unpaid taxes. We believe that we shall be able to arrange with the PRC tax authority to settle the amounts by installment if the PRC tax authority demands payment and therefore we shall have sufficient funds to settle the liabilities when they fall due.

        We consider that we are able to generate sufficient operating cash flow for our catering service and hotel room and related services operation. However, in view of our proposed future development, namely "Lantian," "New Hainan" and "Wenhao," we may seek to obtain new sources of finance by offering debt or equity to the public, obtaining external borrowings and requesting government grants. We have no such commitments, agreements or understandings at this time.

Critical Accounting Policies and Estimates

        Our financial statements have been prepared in accordance with generally accepted accounting principle in the United States, or "USGAAP."

Use of estimates

        The preparation of financial statements in conformity with USGAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include but are not limited to depreciation, taxes and contingencies. Actual results could differ from those estimates.

Revenue recognition

        We generally recognize service revenues when persuasive evidence of an arrangement exists, services are rendered, the fee is fixed or determinable, and collectibility is probable. Service revenues are recognized net of discounts.

Foreign currency translation

        We consider Renminbi as our functional currency as a substantial portion of our business activities are based in Renminbi ("RMB"). However, we have chosen the United States dollar as our reporting currency.

        Transactions in currencies other than the functional currency during the year are translated into the functional currency at the applicable rates of exchange prevailing at the time of the transactions. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the applicable rates of exchange in effect at the balance sheet date. Exchange gains and losses are recorded in the statements of operations.

        For translation of financial statements into the reporting currency, assets and liabilities are translated at the exchange rate at the balance sheet date, equity accounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated at the weighted average rates of exchange prevailing during the period. Translation adjustments resulting from this process are recorded in accumulated other comprehensive income (loss) within stockholders' equity.

Property, plant and equipment and depreciation

        Property, plant and equipment are stated at cost less accumulated depreciation.

        The cost of an asset consists of its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use. Expenditures incurred after the assets have been put into operation, such as repairs and maintenance, are normally recognized as an expense in the period in which they are incurred. In situations where it can be clearly demonstrated that expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the assets, the expenditure is capitalized.

        When assets are sold or retired, their costs and accumulated depreciation are eliminated from the accounts and any gain or loss resulting from their disposal is included in the statement of operations.

        Depreciation is calculated to write off the cost of property, plant and equipment over their estimated useful lives as set out below, from the date on which they become fully operational and after taking into account their estimated residual values, using the straight-line method.

BUSINESS

Current Operations

Taohuayuan Inn

        We own and operate the Taohuayuan Inn hotel and resort located in the northern suburbs of the city of Xi'an, province of Shaanxi in the PRC. The hotel is approximately 10 miles from downtown Xi'an and is readily accessible to downtown Xi'an by freeway. The Taohuayuan Inn is a PRC rated five-star hotel designed in the traditional Chinese village compound style in which six to eight rooms and one suite are located around individual courtyards. There are a total of 23 courtyards in the hotel representing 146 rooms and approximately 292 beds.

        The population of Shaanxi province is approximately 36,000,000 people and the population of the city of Xi'an is approximately 6,000,000 people. Xi'an is the capital of Shaanxi province and is located approximately 800 miles southwest of Beijing. Xi'an is a well-known tourist destination and is a center of higher education in the PRC with 46 public universities and 35 special purpose colleges located within Shaanxi province. Xi'an is also a well-known historical city considered to be one of four major tourist destinations in the PRC. Tourists are drawn to the city because 13 Chinese dynasties built their capital there and tourist attractions include the tombs of 71 emperors and the well-known terra cotta soldiers attraction.

        The Inn is a full-service hotel with five-star amenities including automated air conditioning and heating systems, television, telephone, fully-equipped bathrooms, a gym and health club, swimming pool, fishing gardens, beauty and hair salons, restaurants, steam baths, tea services, karaoke services, mini bars and related guest services.

        The hotel employs 300 persons organized into four departments. A production department which includes food and beverage, housekeeping and entertainment divisions, a sales department, an administration department which includes hotel managers, a human resource division, security division, finance division and a general hotel management department. The hotel employees are unionized and we believe our relations with our employees are satisfactory.

        The Taohuayuan Inn property consists of 163,611 square feet of buildings located on approximately 10 acres of land. The buildings are owned by us but the underlying real estate (as it is throughout the PRC) is owned by the government and provided to us under land use rights through the year 2065. We paid $1,531,000 for the land use rights covering the real estate underlying the Taohuayuan Inn.

        The Taohuayuan Inn attracts both business and leisure travelers seeking upscale amenities and quality designed and decorated rooms at competitive prices, all under the design of a traditional Chinese inn. The average room occupancy rate in 2003 was 72% and the average daily room rate for 2003 was $33.

        We price our room rates at approximately 20% below that of competitive five-star hotels in the Xi'an metropolitan area. Room prices are set by the PRC government and our room rates have been approved at less than those of our five-star competitors because we offer traditional Chinese-style accommodations rather than the more expensive western accommodations which are offered by our competitors.

        We market the Taohuayuan Inn by emphasizing our traditional Chinese design and through organizing and offering to our customers free entertainment and music shows in the theme of traditional Chinese festivals and folk art. Advertising includes magazine and other print media and communications with travel agencies.

DongJin Taoyuan Villas

        In January 2004 we entered into a five year management agreement to manage another PRC-equivalent rated five-star hotel and resort property in the outskirts of Xi'an approximately 10 miles from downtown. We have managed the property, under similar management agreements, since 1997. The property, DongJin Taoyuan Villas, is classified in the PRC as a five-star vacation villa. Vacations villas, also known as vacation villages, would generally be considered in the U.S. as destination resort and convention hotels. DongJin Taoyuan Villas, which is owned by Shaanxi New Taohuayuan Economy Trade Co., Ltd., our largest stockholder, is a self-contained hotel property covering 75 acres and providing most of the recreational amenities required for a family staying on the property for a week or longer. The hotel covers 15 acres and is comprised of 17 buildings with an aggregate of 84 rooms and approximately 168 beds. Room rates range from $43 to $120 per night. The hotel provides all of the same facilities, services and amenities as the Taohuayuan Inn and also offers traditional Chinese opera shows.

        Under the terms of the management agreement with Shaanxi New Taohuayuan Economy Trade Co., Ltd. we receive a fixed fee of $423,216 annually plus a bonus of 15% of the excess of actual revenue over targeted revenue in exchange for providing all management services including operation of the property and retention of employees. In 2003, gross hotel revenues were $2,980,000, occupancy was 85% and the average room rate was approximately $55.

Wenhao Restaurant Management

        In January 2004 we entered into a five year management agreement with Shaanxi Wenhao Zaliang Shifu, Ltd., an affiliate, to manage a chain of four traditional Chinese restaurants in the PRC. We have managed restaurants for this company since 1997. Two of the restaurants are in Xi'an, one is in Beijing, and one is in Haerbin. The Wenhao restaurants serve a traditional Chinese village cuisine with emphasis on fresh and healthful foods and ingredients such as fresh fruits and vegetables and grains.

        Under the terms of the management agreement, we receive a management fee of $1,027,811 plus a bonus of 15% of the excess of actual revenue over targeted revenue for managing the restaurants. We are fully responsible for the operation and management of the restaurants.

        Information regarding the four managed restaurants is as follows:

Name of Restaurant and Location	Seating Capacity	Size (Square Feet)
Wenhao Restaurant, Xi'an	900	43,056
Wenhao Restaurant, Xi'an	1,000	45,208
Wenhao Restaurant, Beijing	350	11,840
Wenhao Restaurant, Haerbin	500	16,146

Future Developments and Strategy

        We purchased land use rights covering approximately 848 acres of rolling hill land in Lantian County approximately 23 miles from Xi'an for an aggregate of $14,516,000. To date, we have paid $9,133,000 for the land use rights and $1,331,000 for preliminary infrastructure and design for the Lantian project. We intend to use the land to build a mixed-use development that will include condominium units, hotel rooms, single family residences, educational facilities and commercial developments. The land use rights have been granted for a period of 40 years commencing in 2005 and we anticipate commencing construction on the property in 2007. We also anticipate that the cost to develop the project, including the payment for land use rights, will be approximately $70,000,000 over five years. We expect to finance the project through loans, our own cash flow and bonds, which would be collateralized by the property and issued in conjunction with the government. There can be no assurance that bond financing or any other financing will be available to us, in which event development of the property may take additional time or we may be unable to complete the development.

        We have also obtained land use rights over approximately 7.5 acres of property for the development of a new 150 room and approximately 270 bed hotel and resort which we intend to develop beginning in 2005. The new development, named the New Hainan hotel and resort project, is located approximately half a mile from our Taohuayuan Inn and is anticipated to be a five-star hotel and resort property featuring hotel buildings surrounding a one acre pool. The theme of the hotel is anticipated to be water oriented with smaller pools and beaches surrounding the main pool. The hotel will offer the same amenities as the Taohuayuan Inn. We expect to complete the New Hainan hotel and resort project and commence operations in 2006. Land use rights were approximately $1,228,000 and will expire in 2037. We anticipate the cost to develop the project, excluding the cost of the land use rights, to be approximately $7,250,000 which we anticipate financing through government grants, loans and our own cash flow.

Competition

        There are five five-star rated hotels in the Xi'an metropolitan area comprised of the Sheraton, Hyatt and Shangri La hotels along with our Taohuayuan Inn and DongJin Taoyuan Vacation Villas. Competition among five-star hotels primarily involves the age and location of the hotel and the quality of services provided, since amenities tend to be consistent among all of the five-star properties. Our competitors all have recognized trade names, international reservation systems, greater resources and longer operating histories than we, and accordingly, we are at a competitive disadvantage in these areas. However, we offer the only traditional Chinese hotels that are rated five-star, offer similar amenities at slightly lower prices and believe that we can continue to compete successfully with these competitors.

        The DongJin Taoyuan Vacation Villas managed by us competes with three other vacation village or convention-style hotels in the Shaanxi area. Each of these properties is independently owned, not part of a franchise or reservation system, and is located outside the market area of our hotel.

Employees

        We have a total of 325 employees including our executive officers. Our employees are unionized and we believe that our relations with our employees are good.

PRC Laws and Regulations Affecting Our Business

        We are regulated in accordance with the PRC's Foreign Invested Enterprise Law and Wholly Foreign-Owned Enterprise Law, or WFOE Law. Article 8 of the WFOE Law provides that an enterprise with foreign capital meets the conditions for being considered a legal person under PRC law and shall acquire the status of a PRC legal person, in accordance with the law.

        Further, the WFOE Law provides in Article 4 that the investments of a foreign investor in the PRC, the profits it earns and its other lawful rights and interests are protected by PRC law. Article 5 of the WFOE Law also states that the PRC cannot nationalize or requisition any enterprise with foreign capital. Under special circumstances, when public interest requires, enterprises with foreign capital may be requisitioned by legal procedures and appropriate compensation must be made.

        The first two provisions set forth above reflect the principle that the PRC must protect the interests of the foreign investor. The third provision reflects the power of all national governments, including the United States, to nationalize private property under certain circumstances. Those Articles, combined with the Foreign Invested Enterprise laws, provide that the PRC government cannot have an intrusive role in the affairs of a Foreign Invested Enterprise company. To the contrary, those laws place a continuing duty on the government to ensure that the rights of foreign investors in Foreign Invested Enterprise companies, as expressed in the approved provisions of Articles of Association, are protected and preserved.

  The PRC Legal System

        The practical effect of the PRC's legal system on our business operations in the PRC can be viewed under two separate but intertwined considerations.

        First, as a matter of substantive law, the Foreign Invested Enterprise laws provide significant protection from government interference. In addition, these laws guarantee the full enjoyment of the benefits of contracts to Foreign Invested Enterprise participants. These laws, however, do impose standards concerning corporate formation and governance, which are not qualitatively different from the corporation laws of U.S. states.

        Similarly, the PRC's accounting laws mandate accounting practices, which are not consistent with U.S. Generally Accepted Accounting Principles. The PRC accounting laws require that an annual "statutory audit" be performed in accordance with PRC's accounting standards and that the books of account of Foreign Invested Enterprises are maintained in accordance with PRC accounting laws. Article 14 of the PRC's Wholly Foreign-Owned Enterprise Law requires a Wholly Foreign-Owned Enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities, at the risk of business license revocation. As a practical matter, a Foreign Invested Enterprise must retain a local PRC accounting firm that has experience with both the PRC standards and U.S. Generally Accepted Accounting Principles. This type of accounting firm can serve the dual function of performing the annual PRC statutory audit and preparing the Foreign Invested Enterprise's financial statements in a form acceptable for an independent U.S. certified public accountant to issue an audit report in accordance with U.S. Generally Accepted Accounting Standards.

        Second, while the enforcement of substantive rights may appear less clear than U.S. procedures, the Foreign Invested Enterprises and Wholly Foreign-Owned Enterprises are PRC registered companies which enjoy the same status as other PRC registered companies in business-to-business dispute resolution. Therefore, as a practical matter, although no assurances can be given, the PRC's legal infrastructure, while different in operation from its U.S. counterpart, should not present any significant impediment to the operation of Foreign Invested Enterprises.

  Earnings and Distributions of the FIE's

        The Wholly-Foreign Owned Enterprise laws provide for and guarantee the distribution of profits to foreign investors in PRC Foreign Invested Enterprises.

        Article 19 of the PRC's Wholly Foreign Owned-Enterprise Law provides that a foreign investor may remit abroad profits that are earned by a Foreign Invested Enterprise, as well as other funds remaining after the enterprise is liquidated.

        Because PRC business is a controlled foreign corporation, for U.S. federal income tax purposes, we may be required to include it in our gross income for U.S. tax purposes:

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  Those companies' "Subpart F" income, which includes certain passive income and income from certain transactions with related persons, whether or not this income is distributed to it; and

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  Increases in those companies' earnings invested in certain U.S. property.

        Based on our current and expected income, assets and operations, it believes that it will not have significant U.S. federal income tax consequences under the controlled foreign corporation rules.

  Required Statutory Reserve Funds

        In accordance with various regulations in the PRC, we as a Foreign Invested Enterprise, can distribute our after tax profit only after making transfers to certain statutory surplus reserves, collectively referred to as "Surplus Funds." The order of distribution to investors is:

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  Enterprise or corporate income tax payments;

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  Application to eliminate prior year losses;

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  Transfers to three statutory funds per regulations; and

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  Distribution to investors.

        All of our income was generated in the PRC, which is subject to corporate income tax rate of 33% (30% state income tax and 3% local income tax).

  Political and Trade Relations with the United States

        Political and trade relations between the U.S. and the PRC government within the past five years have been volatile and may continue to be in the future. Major causes of this volatility include the U.S.'s considered revocation of the PRC's Most Favored Nation trade status, illegal transshipments of textiles from the PRC to the U.S., issues surrounding the sovereignty of Taiwan, and the U.S.'s bombing of the PRC's embassy in Yugoslavia. While these factors have had no direct connection to our operations, other on-going causes of volatility, including the protection of intellectual property rights within the PRC and sensitive technology transfer from the U.S. to the PRC have closer potential connection to our operations. There can be no assurance that the political and trade ramifications of these causes of volatility or the emergence of new causes of volatility will not cause difficulties in our operations in the PRC marketplace.

  Economic Reform Issues

        Although the majority of productive assets in the PRC are owned by the PRC government, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity. Because these economic reform measures may be inconsistent or ineffectual, there are no assurances that:

  •
  We will be able to capitalize on economic reforms;

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  The PRC government will continue its pursuit of economic reform policies;

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  The economic policies, even if pursued, will be successful;

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  Economic policies will not be significantly altered from time to time; and

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  Business operations in the PRC will not become subject to the risk of nationalization.

        Since 1978, the PRC government has reformed its economic systems. Because many reforms are unprecedented or experimental, they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within the PRC, could lead to further readjustment of the reform measures. This refining and readjustment process may negatively affect our operations.

        Over the last few years, the PRC's economy has registered a high growth rate. Recently, there have been indications that rates of inflation have increased. In response, the PRC government recently has taken measures to curb this excessively expansive economy. These measures have included devaluations of the PRC currency, the Renminbi, restrictions on the availability of domestic credit, reducing the purchasing capability of certain of its customers and limited re-centralization of the approval process for purchases of some foreign products. These austerity measures alone may not succeed in slowing down the economy's excessive expansion or control inflation, and may result in severe dislocations in the PRC economy. The PRC may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets.

        There can be no assurance that the reforms to the PRC's economic system will continue or that we will not be adversely affected by changes in the PRC's political, economic, and social conditions and by changes in policies of the government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, and reduction in tariff protection and other import restrictions.

  Currency Conversion and Exchange

        The currency in the PRC is designated as the Renminbi ("RMB"). Although the RMB/U.S. dollar exchange rate has been relatively stable in the past five years there can be no assurance that the exchange rate will not become volatile or that the RMB will not be officially devalued against the U.S. dollar by direction of the PRC government.

        Exchange rate fluctuations may adversely affect our financial performance because of our foreign currency denominated assets and liabilities, and may reduce the value, translated or converted, as applicable into U.S. dollars, of our net fixed assets, our earnings and our declared dividends. We do not engage in any hedging activities in order to minimize the effect of exchange rate risks. As of October 31, 2004 the currency exchange rate was 8.27 RMB for each U.S. dollar.

MANAGEMENT

Directors and Executive Officers

        The names, ages and positions held by our executive officers and directors are set forth below.

Name	Age	Position	Officer/Director Since
Chen Jingmin	52	Chairman of the Board	1997
Cai Danmei	44	Chief Executive Officer, Chief Financial Officer and Director	1997
Liu Bo	28	Secretary and Director	2004
Hu Yangxiong	43	Director	2002
Yang Erping	50	Director	2004
Zhao Jianwen	46	Director	2004
Wang Changzhu	49	Director	2004

        Our Audit Committee is composed of Messrs. Hu (Chairman), Yang and Zhao. Our Compensation Committee is comprised of Messrs. Yang (Chairman), Zhao and Wang. All of these directors are independent directors as defined in Commission and American Stock Exchange rules.

        Directors serve in such capacity until the next annual meeting of our stockholders and until their successors have been elected and qualified. Our officers serve at the discretion of our Board of Directors, until their death, or until they resign or have been removed from office.

        Chen Jingmin founded us in 1997 and has been our Chairman of the Board since that date. From 1993 to 1997 he was the General Manager of Shaanxi Wenhao Zaliang Shifu, Ltd. with whom we currently have a management agreement.

        Cai Danmei has been our Chief Executive Officer and Chief Financial Officer since our inception in 1997. From 1993 to the present she was an executive officer of Shaanxi Wenhao Zaliang Shifu, Ltd. with whom we currently have a management agreement.

        Liu Bo was the Corporate Secretary and a member of the Board of Directors of Ginwa Enterprise Group, Inc. from 2000 to 2004. Since 2004 she has been our Corporate Secretary and a Director.

        Hu Yangxiong was employed by Shaanxi Aviation Industry Bureau as a Senior Accountant and previously as Vice President of the accounting office from 1991 to 2002. He is a Certified Public Accountant and since 2002 has acted as an accounting consultant.

        Yang Erping was Secretary to the Governor of Shaanxi Province from 1995 to 2000. From 2000 to 2003 he was the Chief Information Officer for the Shaanxi Province Government and from 2003 to the present he has been a Vice Professor of the Xi'an Finance Institute Management School.

        Zhao Jianwen has been the Chief Secretary of the Shaanxi Folk Artist Association since 1981.

        Wang Changzhu has been the Senior Editor and a Director of Shaanxi Television station since 1983.

Executive Compensation

Summary Compensation Table

Long Term Compensation
	Annual Compensation				Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compen- sation($)	Restricted Stock Award(S)	Securities Underlying Options/ SARs(#)	LTIP Payouts($)	All Other Compen- sation($)
Chen Jingmin	2003 2002	0 0	0 0	0 0	0 0	0 0	0 0	0 0
Cai Danmei	2003 2002	0 0	0 0	0 0	0 0	0 0	0 0	0 0
Liu Bo	2003 2002	0 0	0 0	0 0	0 0	0 0	0 0	0 0

        In May 2004 we entered into three-year employment agreements with Mr. Chen, Ms. Cai and Ms. Liu which provide for annual salaries of $0, $4,500 and $2,900, respectively.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND
BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

        The following table sets forth as of the date hereof the common stock ownership of (i) each person known by us to be the beneficial owner of five percent or more of our common stock, (ii) each director individually and (iii) all officers and directors as a group. Each person has sole voting and investment power with respect to the shares of common stock shown, and all ownership is of record and beneficial. The address of each owner is in care of us at 1# Dongfeng Road, Xi'an Weiyang Tourism Development District, Xi'an, China.

Name	Number of Shares	Percent of Class
Chen Jingmin	154,799.9%
Cai Danmei	52,632.3%
Liu Bo	0	0%
Hu Yangxiong	0	0%
Yang Erping	0	0%
Zhao Jianwen	0	0%
Wang Changzhu	0	0%
Shaanxi New Taohuayuan Economy Trade Co., Ltd.	2,204,025	12.9%
All officers and directors as a group (7 persons)	207,431	1.2%

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

        Through this prospectus, we are registering the resale of 17,027,328 shares of our common stock which are held by 934 selling stockholders, all of whom exchanged their 100,000,000 shares of Shaanxi for the 17,027,328 shares we issued to them. The 934 stockholders include two of our executive officers, Chen Jingmin and Cai Danmei and our sole principal stockholder, Shaanxi New Taohuayuan Economy Trade Co., Ltd., which owns 2,204,025 shares, or 12.9%, of our outstanding common stock. Mr. Chen and Ms. Cai own 154,799 shares and 52,632 shares, respectively, or .9% and .3%, respectively, of our outstanding common stock. We assume that all selling stockholders will offer all of their shares for sale. For brevity, we have not listed the remaining 931 stockholder, none of whom are officers, directors or 5% or greater stockholders and all of whom are residents and citizens of the PRC. We have filed, as an exhibit to the registration statement of which this prospectus is a part, a stockholder list containing the names and share amounts of our 934 stockholders.

        The shares may be offered from time to time by the selling stockholders. Since the selling stockholders may sell all or part of the shares of common stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of this offering.

Information Regarding the Selling Stockholders

        The shares of our common stock which the selling stockholders or their pledgees, donees, transferees or other successors in interest may offer for resale will be sold initially at a price of $5.00 per share and thereafter if the shares are listed for trading on the American Stock Exchange or any other stock exchange at then prevailing market prices or privately negotiated prices in one or more of the following transactions:

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  Block transactions;

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  Transactions on the American Stock Exchange, Electronic Bulletin Board or on such other market on which our common stock may from time to time be trading;

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  Privately negotiated transactions;

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  Through the writing of options on the shares;

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  Short sales; or

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  Any combination of these transactions.

        The sale price to the public in these transactions may be:

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  The market price prevailing at the time of sale;

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  A price related to the prevailing market price;

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  Negotiated prices; or

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  Such other price as the selling stockholders determine from time to time.

        In the event that we permit or cause this prospectus to lapse, the selling stockholders may only sell shares of our common stock pursuant to Rule 144 under the Securities Act of 1933. The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if they deem the purchase price to be unsatisfactory at any particular time.

        The selling stockholders or their pledges, donees, transferees or other successors in interest, may also sell these shares of our common stock directly to market makers and/or broker-dealers acting as agents for their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents. As to a particular broker-dealer, this compensation might be in excess of customary commissions. Market makers and block purchasers purchasing these shares of our common stock may do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our common stock. There can be no assurance that all or any of these shares of our common stock offered hereby will be issued to, or sold by, the selling stockholders. Upon effecting the sale of any of these shares of our common stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

        Alternatively, the selling stockholders may sell all or any part of the shares of our common stock offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a supplement or revision to this prospectus.

        The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders. Furthermore, pursuant to Regulation M, a person engaged in a distribution of securities is prohibited from bidding for, purchasing or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling stockholder. These regulations may affect the marketability of these shares of our common stock.

        We will pay substantially all of the expenses incident to the registration and offering of our common stock, other than commissions or discounts of underwriters, broker-dealers or agents.

RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

        We currently receive management fees from Shaanxi New Taohuayuan Economy Trade Co., Ltd., our largest stockholder, for managing its DongJin Taoyuan Villas and from Shaanxi Wenhao Zaliang Shifu, Ltd., an affiliate, for managing its four restaurants. These entities are controlled by Chen Jingmin, our chairman. The amounts we received in management fees for the years ended December 31, 2002 and 2003 and the nine months ended September 30, 2004 and 2003 are set forth in Footnote 4 to our Financial Statements. Our management services include recruitment and training of staff, internal controls, operating the hotel and restaurants and general management services. The agreements were executed in January 2004 for a period of five years.

DESCRIPTION OF CAPITAL STOCK

General

        We are authorized to issue 50,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share.

Common Stock

        Currently, there are 17,027,328 shares of common stock outstanding held by 934 stockholders. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefor subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

        Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

        We are authorized to issue 10,000,000 shares of $.001 par value preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. There are no shares of Preferred Stock outstanding.

Limitation on Liability

        Under our Articles of Incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

  •
  a breach of the director's duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;

  •
  a transaction from which our director received an improper benefit; or

  •
  an act or omission for which the liability of a director is expressly provided under Nevada law.

        In addition, our Articles of Incorporation provide that we must indemnify our officers and directors to the fullest extent permitted by Nevada law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

        Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Dividends

        We do not intend to pay dividends on our capital stock in the foreseeable future.

Transfer Agent

        Corporate Stock Transfer, Inc., Denver, Colorado, is our transfer agent.

SHARES ELIGIBLE FOR FUTURE SALE

        We have 17,027,328 shares of common stock outstanding, all of which are being registered hereby and will be freely tradable shares upon the effective date of this prospectus. Commencing in November 2005 all such shares will also be eligible for sale under Rule 144.

        In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three month period, a number of shares that does not exceed the greater of:

  •
  1% of the then outstanding shares of our common stock; or

  •
  The average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

        Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

        Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

EXPERTS

        Our audited financial statements included in this prospectus as of and for the years ended December 31, 2002 and 2003 have been included in reliance on the reports of Moores Rowland

Mazars, independent registered certified public accountants, given on the authority of this firm as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by the Law Office of Gary A. Agron, Greenwood Village, Colorado.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to New Taohuayuan Culture Tourism Co., Ltd. and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement. Following the effective date of the prospectus, we will be required to file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
 Shaanxi New Taohuayuan Culture Tourism Company Limited

We have audited the accompanying balance sheets of Shaanxi New Taohuayuan Culture Tourism Company Limited (the "Company") as of December 31, 2003 and 2002 and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Chartered Accountants
Certified Public Accountants
Hong Kong, December 7, 2004

Shaanxi New Taohuayuan Culture Tourism Company Limited

Statements of Operations

		(Unaudited) Nine months ended September 30,		(Audited) Year ended December 31,
	Note	2004 US$	2003 US$	2003 US$	2002 US$
Operating revenues
Catering services income		1,793,484	1,347,853	1,842,118	1,902,673
Hotel and related services income		1,124,033	1,054,414	1,491,938	1,647,853
Management fee income	4(c)	1,050,843	479,030	1,065,721	1,100,802

		3,968,360	2,881,297	4,399,777	4,651,328

Operating expenses
Depreciation		376,357	377,013	503,661	522,071
Raw materials and consumables used		670,213	554,432	754,352	779,759
Salaries, wages and allowances		215,464	209,357	308,019	321,135
General and administrative expenses		329,825	328,826	467,737	522,081
Other taxes		289,478	145,183	252,949	329,299
Surcharge on taxes	8(b)	767,472	477,050	521,834	272,590

Total operating expenses		2,648,809	2,091,861	2,808,552	2,746,935

Income from operations		1,319,551	789,436	1,591,225	1,904,393
Non-operating income
Interest income		875	222,609	296,805	102
Sundry income		18,866	42,953	62,170	69,314

Income before income tax		1,339,292	1,054,998	1,950,200	1,973,809
Income tax	3	(690,899)	(505,576)	(815,771)	(880,437)

Net income		648,393	549,422	1,134,429	1,093,372

The financial statements should be read in conjunction with the accompanying notes.

Shaanxi New Taohuayuan Culture Tourism Company Limited

Balance Sheets

		(Unaudited) As of September 30,	(Audited) As of December 31,
	Note	2004 US$	2003 US$	2002 US$
ASSETS
Current assets
Bank balances and cash		366,805	407,611	3,460,243
Trade receivables		32,219	21,988	28,518
Prepayments and other debtors		563,474	39,115	32,635
Inventories		40,924	54,056	58,744
Due from related parties	4(b)	290,580	1,282,551	5,191,399

Total current assets		1,294,002	1,805,321	8,771,539
Property, plant and equipment, net	5	9,147,889	9,560,454	10,032,813
Prepayments	6	10,463,667	8,528,191	—
Deferred tax assets	3	478,355	348,330	322,903

Total assets		21,383,913	20,242,296	19,127,255

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade payables		165,049	156,456	294,993
Accrued charges and other creditors		36,759	54,683	204,198
Receipt in advance		103,958	78,975	67,399
Income tax payable		3,545,909	2,724,985	1,883,787
Other taxes payable		1,523,345	945,368	684,472
Surcharge on taxes payable	8(b)	1,790,681	1,023,209	501,375
Dividend payable		53,825	291,019	206,252

Total current liabilities		7,219,526	5,274,695	3,842,476

Commitments and contingencies	8
Stockholders' equity	7
Registered capital		12,096,725	12,096,725	12,096,725
Additional paid-in capital		2,842,730	2,842,730	2,842,730
Statutory reserves		1,016,558	1,016,558	760,375
Accumulated losses		(1,791,626)	(988,412)	(415,051)

Total stockholders' equity		14,164,387	14,967,601	15,284,779

Total liabilities and stockholders' equity		21,383,913	20,242,296	19,127,255

The financial statements should be read in conjunction with the accompanying notes.

Shaanxi New Taohuayuan Culture Tourism Company Limited

Statements of Stockholders' Equity

	Registered capital US$	Additional paid-in capital US$	Statutory reserves US$	Accumulated losses US$	Total US$
(Audited)
Balance as of January 1, 2002	12,096,725	2,419,345	487,596	(25,971)	14,977,695
Net income for the year	—	—	—	1,093,372	1,093,372
Waiver of an amount due to holding company (note 7(a))	—	423,385	—	—	423,385
Dividend declared	—	—	—	(1,209,673)	(1,209,673)
Transfer to statutory reserves	—	—	272,779	(272,779)	—

Balances as of December 31, 2002	12,096,725	2,842,730	760,375	(415,051)	15,284,779
Net income for the year	—	—	—	1,134,429	1,134,429
Dividend declared	—	—	—	(1,451,607)	(1,451,607)
Transfer to statutory reserves	—	—	256,183	(256,183)	—

Balances as of December 31, 2003	12,096,725	2,842,730	1,016,558	(988,412)	14,967,601

(Unaudited)
Balances as of January 1, 2004	12,096,725	2,842,730	1,016,558	(988,412)	14,967,601
Net income for the period	—	—	—	648,393	648,393
Dividend declared	—	—	—	(1,451,607)	(1,451,607)

Balances as of September 30, 2004	12,096,725	2,842,730	1,016,558	(1,791,626)	14,164,387

The financial statements should be read in conjunction with the accompanying notes.

Shaanxi New Taohuayuan Culture Tourism Company Limited

Statements of Cash Flows

	(Unaudited) Nine months ended September 30,		(Audited) Year ended December 31,
	2004 US$	2003 US$	2003 US$	2002 US$
Cash flows from operating activities:
Net income	648,393	549,422	1,134,429	1,093,372
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	376,357	377,013	503,661	522,071
Loss on disposal of property, plant and equipment	48,219	—
Changes in working capital:
Trade receivables	(10,231)	8,362	6,530	9,663
Prepayments and other debtors	(524,359)	(13,000)	(6,480)	3,772
Inventories	13,132	1,813	4,688	20,202
Due from related parties	991,971	1,264,371	3,908,848	(140,141)
Trade payables	8,593	11,317	(138,537)	112,810
Accrued charges and other creditors	(17,924)	40,057	(149,515)	(572,116)
Receipt in advance	24,983	(19,935)	11,576	(19,781)
Income tax payable	820,924	403,189	841,198	773,650
Other taxes payable	577,977	170,479	260,896	286,074
Surcharge on taxes	767,472	477,050	521,834	272,590
Deferred tax assets	(130,025)	102,387	(25,427)	(15,257)

Net cash provided by operating activities	3,595,482	3,372,525	6,873,701	2,346,909

Cash flows from investing activities:
Purchase of property, plant and equipment	(12,011)	(16,380)	(31,302)	(27,454)
Prepayment for acquisition of a land	(1,935,476)	—	(8,528,191)	—

Net cash used in investing activities	(1,947,487)	(16,380)	(8,559,493)	(27,454)

Cash flows from financing activities:
Dividend paid	(1,688,801)	(1,169,146)	(1,366,840)	(1,052,105)

Net (decrease) increase in cash and cash equivalents	(40,806)	2,186,999	(3,052,632)	1,267,350
Cash and cash equivalents at beginning of period/year	407,611	3,460,243	3,460,243	2,192,893

Cash and cash equivalents at end of period/year, represented by bank balances and cash	366,805	5,647,242	407,611	3,460,243

Supplemental disclosures of cash flow information
Income tax paid	—	—	—	122,043

The financial statements should be read in conjunction with the accompanying notes.

Shaanxi New Taohuayuan Culture Tourism Company Limited

Notes to the Financial Statements

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

        Shaanxi New Taohuayuan Culture Tourism Company Limited (Chinese Text) (the "Company") was incorporated in the People's Republic of China (the "PRC") on August 3, 1997 with limited liability. The Company principally operates a resort in Xian, the PRC, providing catering, hotel and related services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of accounting

        The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("USGAAP").

  Preparation of financial statements

        The Company had negative working capital of US$5,925,524 and US$3,469,374 as of September 30, 2004 and December 31, 2003 respectively. This raised substantial doubt about the Company's ability to continue as a going concern. The negative working capital was mainly arising from the provision for income and other taxes and related surcharge as discussed in note 8(b) to the financial statements. The management considers that the Company shall be able to arrange with the PRC tax authority to settle the amounts by instalment if the PRC tax authority demands for payments. Therefore, the Company shall have sufficient funds to settle its liabilities when they fall due. As a result, the financial statements have been prepared in conformity with the principles applicable to a going concern.

  Revenue recognition

        The Company generally recognizes service revenues when persuasive evidence of an arrangement exists, services are rendered, the fee is fixed or determinable, and collectibility is probable. Service revenues are recognized net of discounts.

  Income and other taxes

        Provision for income and other taxes has been made in accordance with the tax rates and laws in effect in the PRC.

        Deferred taxes are provided using the liability method for all significant temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carry forwards. The tax consequences of those differences are classified as current or non-current based on the classification of the related assets or liabilities in the financial statements.

  Foreign currency translation

        The Company considers Renminbi as its functional currency as a substantial portion of the Company's business activities are based in Renminbi ("RMB"). However, the Company has chosen the United States dollar as its reporting currency.

        Transactions in currencies other than the functional currency during the year are translated into the functional currency at the applicable rates of exchange prevailing at the time of the transactions.

Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the applicable rates of exchange in effect at the balance sheet date. Exchange gains and losses are recorded in the statements of operations.

        For translation of financial statements into the reporting currency, assets and liabilities are translated at the exchange rate at the balance sheet date, equity accounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated at the weighted average rates of exchange prevailing during the period. Translation adjustments resulting from this process are recorded in accumulated other comprehensive income (loss) within stockholders' equity.

        There was no significant fluctuation in the exchange rate of United States dollar to RMB and the exchange rate adopted was US$1 = RMB8.2667. Comprehensive income and accumulated other comprehensive income are not material to the financial statements.

  Trade receivables

        Trade receivables are recorded at original invoice amount, less an estimated allowance for uncollectible accounts. Trade credit is generally granted on a short-term basis, thus trade receivables do not bear interest. Trade receivables are periodically evaluated for collectibility based on past credit history with customers and their current financial condition. Changes in the estimated collectibility of trade receivables are recorded in the results of operations for the period in which the estimate is revised. Trade receivables deemed uncollectible are offset against the allowance for uncollectible accounts. The Company generally does not require collateral for trade receivables.

  Inventories

        Inventories, mainly comprised of raw materials and consumables, are stated at the lower of cost or market. Potential losses from obsolete and slow-moving inventories are provided for when identified. Cost, which comprises all costs of purchase and, where applicable, other costs that have been incurred in bringing the inventories to their present location and condition, is calculated using the first-in, first-out method.

  Cash equivalents

        Cash equivalents include all highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and are so near maturity that they represent insignificant risk of changes in value because of changes in interest rates.

  Use of estimates

        The preparation of financial statements in conformity with USGAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include but are not limited to depreciation, taxes and contingencies. Actual results could differ from those estimates.

  Fair value of financial instruments

        The estimated fair values for financial instruments under SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair values of the Company's financial instruments, which include cash, trade receivables and trade payables, approximate their carrying values in the financial statements due to short-term maturities of these assets and liabilities.

  Related parties

        Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party, or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

  Property, plant and equipment and depreciation

        Property, plant and equipment are stated at cost less accumulated depreciation.

        The cost of an asset consists of its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use. Expenditures incurred after the assets have been put into operation, such as repairs and maintenance, are normally recognized as an expense in the period in which they are incurred. In situations where it can be clearly demonstrated that expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the assets, the expenditure is capitalized.

        When assets are sold or retired, their costs and accumulated depreciation are eliminated from the accounts and any gain or loss resulting from their disposal is included in the statement of operations.

        Depreciation is calculated to write off the cost of property, plant and equipment over their estimated useful lives as set out below, from the date on which they become fully operational and after taking into account their estimated residual values, using the straight-line method:

Leasehold lands	over the unexpired term of leases
Buildings	40 years
Other building structures	15 years
Fixtures and fiittings	15 years
Electrical equipments	12 years
Motor vehicles	10 years
Other equipments	10 years

  Impairment of long-lived assets

        Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". An asset is considered impaired if its carrying amount exceeds the future net cash flows the asset is expected to generate. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value. The recoverability of long-lived assets is assessed by determining whether the unamortized balances can be recovered through undiscounted future net cash flows of the related assets. The amount of impairment, if any, is measured based on projected discounted future net cash flows using a discount rate reflecting the Company's average cost of capital.

3. INCOME TAX

        The Company is subject to the PRC enterprise income tax at the rate of 33%.

        A reconciliation of the PRC enterprise income tax rate to the effective income tax rate is as follows:

	(Unaudited) Nine months ended September 30,		(Audited) Year ended December 31,
	2004%	2003%	2003%	2002%
Statutory rate	33	33	33	33
Non-deductible expenses	19	15	9	5
Taxable income in the PRC recognized as additional paid-in capital	—	—	—	7

Effective tax rate	52	48	42	45

        Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's deferred tax assets represent deductible temporary differences arising mainly from the impairment loss on property, plant and equipment recognized in prior year and the additional provision for other taxes in these USGAAP financial statements.

4. RELATED PARTY TRANSACTIONS

        In addition to the transactions/information disclosed elsewhere in these financial statements, the Company had the following transactions with related parties.

  (a)
  Name and relationship of related parties

Name	Existing relationships with the Company
Chen Jingmin	A director of the Company
Shaanxi New Taohuayuan Tourism and Trading Limited ("Trading Company")*	A major stockholder of the Company in which Chen Jingmin has control and beneficial interest
Shaanxi Wenhao Zaliang Shifu, Limited ("Wenhao")*	A stockholder and a fellow subsidiary of the Company in which Chen Jingmin has control and beneficial interest
Shaanxi Kangze Economic and Trade Limited ("Kangze")*	A stockholder of the Company in which Chen Jingmin has control and beneficial interest
Shaanxi Taohuayuan Real Estate Development Limited ("Real Estate Company")*	A stockholder and a fellow subsidiary of the Company in which Chen Jingmin has control and beneficial interest

*
The official names are in Chinese and the English names are straight translation for reference only.

(b)
Due from related parties

			(Unaudited) As of September 30,	(Audited) As of December 31,
	Note		2004 US$	2003 US$	2002 US$
Due from Trading Company	(i	)	94,447	970,605	3,683,846
Due fromWenhao	(ii	)	194,875	310,688	296,622
Due from Kangze	(ii	)	1,258	1,258	1,258
Due from Real Estate Company	(ii	)	—	—	1,209,673

			290,580	1,282,551	5,191,399

(i)
The amount due from Trading Company is unsecured and has no fixed repayment terms. Interest is charged on the outstanding balance due from Trading Company at the average rate of 7.9% per annum for the year ended December 31, 2003. No interest was charged for the nine months ended September 30, 2004 and the year ended December 31, 2002.

(ii)
The amounts due from Wenhao, Kangze and Real Estate Company are unsecured, interest-free and have no fixed repayment terms.

  (c)
  Summary of related party transactions

			(Unaudited) Nine months ended September 30,		(Audited) Year ended December 31,
	Note		2004 US$	2003 US$	2003 US$	2002 US$
Management fee income earned from:
—Trading Company	(i	)	307,378	123,386	297,337	316,450
—Wenhao	(i	)	743,465	355,644	768,384	784,352
Interest income earned from Trading Company	(ii	)	—	222,559	296,745	—
Waiver of an amount due to Trading Company	(iii	)	—	—	—	423,385

(i)
Pursuant to the agreements entered into between the Company and the related parties, the Company provides management services including recruitment and training of staff, setting internal control and management policies, providing the cuisine menu and related services. The management fee is calculated as 10% of the operating revenue of the related parties and the agreements are renewable annually for the years ended December 31, 2003 and 2002.

  The Company entered into new management agreements with Trading Company and Wenhao on January 15, 2004 for a period of five years commencing from January 1, 2004. The annual management fees from Trading Company and Wenhao are fixed at US$423,385 (RMB3,500,000) and US$1,028,222 (RMB8,500,000) respectively, plus a bonus calculated at 15% on the excess of the actual revenue over the targeted revenue.

(ii)
Interest is charged on the outstanding balance due from Trading Company at the average rate of 7.9% per annum for the year ended December 31, 2003. No interest was charged for the nine months ended September 30, 2004 and the year ended December 31, 2002.

(iii)
During the year ended December 31, 2002, Trading Company waived an amount due by the Company of US$423,385 which was recorded as additional paid-in capital.

5. PROPERTY, PLANT AND EQUIPMENT

	(Unaudited) As of September 30,	(Audited) As of December 31,
	2004 US$	2003 US$	2002 US$
Leasehold land	2,759,049	2,759,049	2,759,049
Buildings	6,820,858	6,820,858	6,816,104
Other building structures	1,417,619	1,417,619	1,417,619
Electric equipments	373,054	373,054	373,054
Fixtures and fittings	1,277,886	1,277,886	1,277,886
Motor vehicles	258,873	400,959	400,959
Other equipments	800,522	788,511	761,963

Cost	13,707,861	13,837,936	13,806,634
Less: Accumulated depreciation and impairment losses	(4,559,972)	(4,277,482)	(3,773,821)

Property, plant and equipment, net	9,147,889	9,560,454	10,032,813

        The leasehold land is situated in the PRC.

6. PREPAYMENTS

        The balance as of September 30, 2004 and December 31, 2003 includes prepayments of US$9,133,028 and US$8,528,191 respectively made to the local government for acquisition of a piece of land in the PRC. Pursuant to an agreement signed on May 26, 2002, total consideration for the land is US$14,516,070. The Company proposes to use the land for property development. During the period ended September 30, 2004, the Company paid design and planning fees of US$1,330,639.

        Although it is the present intention of the management to develop the land, the Company shall have a right to dispose of the land through the local government. The land was valued by international professional valuers on a depreciated replacement cost basis and its value as at September 1, 2004 was approximately US$17.5 million.

7. STOCKHOLDERS' EQUITY

  (a)
  Registered capital and additional paid-in capital

          On incorporation, the stockholders contributed net assets to the Company of US$14,516,070 to subscribe for the registered capital of US$12,096,725. The excess of the value of the net assets contributed over the registered capital of the Company is recorded as additional paid-in capital.

          In addition, during the year ended December 31, 2002, Trading Company waived an amount from the Company of US$423,385 which was recorded as additional paid-in capital.

  (b)
  Statutory reserves

          Statutory reserves include a statutory surplus reserve and a statutory public welfare fund, which are maintained in accordance with the legal requirements in the PRC.

          Pursuant to the Articles of Association, the Company has to appropriate 10% and 5% to 10% of the net income, based on the accounts prepared in accordance with accounting principles generally accepted in the PRC, to the statutory surplus reserve and statutory public welfare fund respectively.

          The statutory surplus reserve can be utilized to offset prior years' losses or for capitalization as paid-in capital, whereas the statutory public welfare fund shall be utilized for collective staff welfare benefits such as building of staff quarters or housing. No distribution of the statutory reserves shall be made other than on liquidation of the Company.

8. COMMITMENTS AND CONTINGENCIES

  (a)
  Capital commitment

          As of September 30, 2004, December 31, 2003 and 2002, the Company had capital expenditure commitments contracted but not provided for net of deposits paid for the acquisition of land as mentioned in note 6 to the financial statements amounting to US$5,383,042, US$5,987,879 and US$14,516,070 respectively.

  (b)
  Contingencies

          The Company has certain arrangements with the local government that the total taxes payable of the Company, including mainly the PRC enterprise income tax and business tax, is subject to a maximum amount of US$120,967 per annum and the Company is not liable to pay any tax above the maximum amount. However, this arrangement is not in compliance with national laws and regulations in the PRC. For this reason, the Company has made full tax provision in accordance with relevant national and local laws and regulations in the PRC, together with a default interest that may be levied on the Company at a daily rate of 0.05% of the unpaid taxes.

          Despite the fact that the Company has made full provision of the taxes and related default interest in the financial statements, the Company may be subject to penalties ranging from 50% to 500% of the underpaid tax amounts. The exact amount of penalty cannot be estimated with any reasonable degree of certainty.

9. RETIREMENT BENEFITS AND OTHER EMPLOYMENT BENEFITS

        As stipulated by the rules and regulations in the PRC, the Company is required to contribute to a state-sponsored social insurance plan for all of its employees who are residents in the PRC at rates ranging from 12% to 17% of the basic salary of its employees. The Company has no further obligations for the actual pension payments or post-retirement benefits beyond the annual contributions. The state-sponsored retirement plan is responsible for the entire pension obligations payable to all employees.

10. OPERATING RISK

  (a)
  Country risk

          The Company may be exposed to the risks as a result of its operations being carried out in the PRC. These include risks associated with, among others, the political, economic and legal environmental and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. The Company's management does not believe these risks to be significant. There can be no assurance, however, those changes in political and other conditions will not result in any adverse impact.

  (b)
  Bank balances and cash

          The Company maintains its cash balances with various banks and trust companies located in the PRC. In common with local practice, such amounts are not insured or otherwise protected should the amounts placed with the banks and trust companies be non-recoverable. There has been no history of credit losses in these regards.

  (c)
  Credit risk

          Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when there are similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. Since a majority of the Company's business is on cash basis and credit is only granted to limited customers, it does not consider itself be exposed to significant credit risk with regards to collection of the receivables. There was no significant credit loss during the nine months ended September 30, 2004 and 2003 and the years ended December 31, 2003 and 2002.

11. POST BALANCE SHEET EVENT

        Subsequent to the balance sheet date, the Company (with the approval from and on behalf of the stockholders) entered into an agreement and plan of migratory merger (the "Agreement") with New Taohuayuan Culture Tourism Company Limited ("New Tao"), a company incorporated under the laws of the state of Nevada, the U.S. Pursuant to the Agreement, New Tao consummated an acquisition of the Company by issue of 17,027,328 shares of common stock of New Tao, par value of US$0.001, to the stockholders of the Company in exchange for their beneficial interests in the Company (the "Transaction"). The Transaction was approved by the Shaanxi Ministry of Commerce on November 24, 2004. Since then, the Company has become a wholly owned subsidiary of New Tao and its name has been changed to NTHY (Chinese Text) (New Taohuayuan Culture Tourism Company Limited).

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
 New Taohuayuan Culture Tourism Company Limited

We have audited the accompanying consolidated balance sheets of New Taohuayuan Culture Tourism Company Limited and its subsidiary (the "Company") as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Chartered Accountants
Certified Public Accountants
Hong Kong, December 7, 2004

New Taohuayuan Culture Tourism Company Limited

Consolidated Statements of Operations

		(Unaudited) Nine months ended September 30,		(Audited) Year ended December 31,
	Note	2004 US$	2003 US$	2003 US$	2002 US$
Operating revenues
Catering services income		1,793,484	1,347,853	1,842,118	1,902,673
Hotel and related services income		1,124,033	1,054,414	1,491,938	1,647,853
Management fee income	4(c)	1,050,843	479,030	1,065,721	1,100,802

		3,968,360	2,881,297	4,399,777	4,651,328

Operating expenses
Depreciation		376,357	377,013	503,661	522,071
Raw materials and consumables used		670,213	554,432	754,352	779,759
Salaries, wages and allowances		215,464	209,357	308,019	321,135
General and administrative expenses		329,825	328,826	467,737	522,081
Other taxes		289,478	145,183	252,949	329,299
Surcharge on taxes	8(b)	767,472	477,050	521,834	272,590

Total operating expenses		2,648,809	2,091,861	2,808,552	2,746,935

Income from operations		1,319,551	789,436	1,591,225	1,904,393
Non-operating income
Interest income		875	222,609	296,805	102
Sundry income		18,866	42,953	62,170	69,314

Income before income tax		1,339,292	1,054,998	1,950,200	1,973,809
Income tax	3	(690,899)	(505,576)	(815,771)	(880,437)

Net income		648,393	549,422	1,134,429	1,093,372

The financial statements should be read in conjunction with the accompanying notes.

New Taohuayuan Culture Tourism Company Limited

Consolidated Balance Sheets

			(Unaudited) As of September 30,	(Audited) As of December 31,
	Note		2004 US$	2003 US$	2002 US$
ASSETS
Current assets
Bank balances and cash			366,805	407,611	3,460,243
Trade receivables			32,219	21,988	28,518
Prepayments and other debtors			563,474	39,115	32,635
Inventories			40,924	54,056	58,744
Due from related parties	4(b	)	290,580	1,282,551	5,191,399

Total current assets			1,294,002	1,805,321	8,771,539
Property, plant and equipment, net	5		9,147,889	9,560,454	10,032,813
Prepayments	6		10,463,667	8,528,191	—
Deferred tax assets	3		478,355	348,330	322,903

Total assets			21,383,913	20,242,296	19,127,255

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade payables			165,049	156,456	294,993
Accrued charges and other creditors			36,759	54,683	204,198
Receipt in advance			103,958	78,975	67,399
Income tax payable			3,545,909	2,724,985	1,883,787
Other taxes payable			1,523,345	945,368	684,472
Surcharge on taxes payable	8(b	)	1,790,681	1,023,209	501,375
Dividend payable			53,825	291,019	206,252

Total current liabilities			7,219,526	5,274,695	3,842,476

Commitments and contingencies	8
Stockholders' equity	7
Preferred stock, par value of US$0.001 each 10,000,000 shares of stock authorized, none issued and outstanding
Common stock, par value of US$0.001 each 50,000,000 shares of stock authorized, 17,027,328 shares of stock issued and outstanding			17,027	17,027	17,027
Additional paid-in capital			14,922,428	14,922,428	14,922,428
Statutory reserves			1,016,558	1,016,558	760,375
Accumulated losses			(1,791,626)	(988,412)	(415,051)

Total stockholders' equity			14,164,387	14,967,601	15,284,779

Total liabilities and stockholders' equity			21,383,913	20,242,296	19,127,255

The financial statements should be read in conjunction with the accompanying notes.

New Taohuayuan Culture Tourism Company Limited

Consolidated Statements of Stockholders' Equity

	Share capital US$	Additional paid-in capital US$	Statutory reserves US$	Accumulated losses US$	Total US$
(Audited)
Balance as of January 1, 2002	17,027	14,499,043	487,596	(25,971)	14,977,695
Net income for the year	—	—	—	1,093,372	1,093,372
Waiver of an amount due to a related company (note 7(b))	—	423,385	—	—	423,385
Dividend declared	—	—	—	(1,209,673)	(1,209,673)
Transfer to statutory reserves	—	—	272,779	(272,779)	—

Balances as of December 31, 2002	17,027	14,922,428	760,375	(415,051)	15,284,779
Net income for the year	—	—	—	1,134,429	1,134,429
Dividend declared	—	—	—	(1,451,607)	(1,451,607)
Transfer to statutory reserves	—	—	256,183	(256,183)	—

Balances as of December 31, 2003	17,027	14,922,428	1,016,558	(988,412)	14,967,601

(Unaudited)
Balances as of January 1, 2004	17,027	14,922,428	1,016,558	(988,412)	14,967,601
Net income for the period	—	—	—	648,393	648,393
Dividend declared	—	—	—	(1,451,607)	(1,451,607)

Balances as of September 30, 2004	17,027	14,922,428	1,016,558	(1,791,626)	14,164,387

The financial statements should be read in conjunction with the accompanying notes.

New Taohuayuan Culture Tourism Company Limited

Consolidated Statements of Cash Flows

	(Unaudited) Nine months ended September 30,		(Audited) Year ended December 31,
	2004 US$	2003 US$	2003 US$	2002 US$
Cash flows from operating activities:
Net income	648,393	549,422	1,134,429	1,093,372
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	376,357	377,013	503,661	522,071
Loss on disposal of property, plant and equipment	48,219	—
Changes in working capital:
Trade receivables	(10,231)	8,362	6,530	9,663
Prepayments and other debtors	(524,359)	(13,000)	(6,480)	3,772
Inventories	13,132	1,813	4,688	20,202
Due from related parties	991,971	1,264,371	3,908,848	(140,141)
Trade payables	8,593	11,317	(138,537)	112,810
Accrued charges and other creditors	(17,924)	40,057	(149,515)	(572,116)
Receipt in advance	24,983	(19,935)	11,576	(19,781)
Income tax payable	820,924	403,189	841,198	773,650
Other taxes payable	577,977	170,479	260,896	286,074
Surcharge on taxes	767,472	477,050	521,834	272,590
Deferred tax assets	(130,025)	102,387	(25,427)	(15,257)

Net cash provided by operating activities	3,595,482	3,372,525	6,873,701	2,346,909

Cash flows from investing activities:
Purchase of property, plant and equipment	(12,011)	(16,380)	(31,302)	(27,454)
Prepayment for acquisition of a land	(1,935,476)	—	(8,528,191)	—

Net cash used in investing activities	(1,947,487)	(16,380)	(8,559,493)	(27,454)

Cash flows from financing activities:
Dividend paid	(1,688,801)	(1,169,146)	(1,366,840)	(1,052,105)

Net (decrease) increase in cash and cash equivalents	(40,806)	2,186,999	(3,052,632)	1,267,350
Cash and cash equivalents at beginning of period/year	407,611	3,460,243	3,460,243	2,192,893

Cash and cash equivalents at end of period/year, represented by bank balances and cash	366,805	5,647,242	407,611	3,460,243

Supplemental disclosures of cash flow information
Income tax paid	—	—	—	122,043

The financial statements should be read in conjunction with the accompanying notes.

New Taohuayuan Culture Tourism Company Limited

Notes to the Financial Statements

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

        New Taohuayuan Culture Tourism Company Limited ("New Tao") was incorporated under the laws of the state of Nevada on November 3, 2004. The Company has no operation since incorporation.

        Shaanxi New Taohuayuan Culture Tourism Company Limited (Chinese Text) ("Shaanxi THY") was incorporated in the People's Republic of China (the "PRC") on August 3, 1997 with limited liability. It principally operates a resort in Xian, the PRC, providing catering, hotel and related services.

        Pursuant to an agreement and plan of migratory merger entered into between New Tao and Shaanxi THY (on behalf of the original stockholders of Shaanxi THY) on November 5, 2004, New Tao consummated an acquisition of Shaanxi THY by issue of 17,027,328 shares of common stock of New Tao, par value of US$0.001, to the original stockholders of Shaanxi THY in exchange for their beneficial interests in Shaanxi THY (the "Transaction"). As a result, the controlling stockholder of Shaanxi THY has actual or effective operating control of New Tao and Shaanxi THY (collectively referred to as the "Company") after the Transaction. The Transaction was approved by the Shaanxi Ministry of Commerce on November 24, 2004. Since then, Shaanxi THY has become a wholly owned subsidiary of New Tao and its name has been changed to NTHY (Chinese Text) (New Taohuayuan Culture Tourism Company Limited).

        Since New Tao has no operation and net assets, the Transaction was considered as a capital transaction in substance, rather than a business combination and no goodwill is recognized as a result. For financial reporting purposes, the Transaction has been treated as a reverse acquisition whereby Shaanxi THY is considered as the accounting survivor and the operating entity while New Tao is considered as the legal survivor. On that basis, the historical financial information presented in these financial statements, although labeled as those of New Tao, represent those of Shaanxi THY. The historical stockholders' equity accounts of the Company have been retroactively restated to reflect the issuance of the 17,027,328 shares of common stock for the Transaction since the beginning of the periods presented, i.e. as of January 1, 2002. The difference between the par value of shares of New Tao issued for the Transaction and the par value of shares of Shaanxi THY is recorded as additional paid-in capital.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of accounting

        The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("USGAAP").

  Preparation of financial statements

        The Company had negative working capital of US$5,925,524 and US$3,469,374 as of September 30, 2004 and December 31, 2003 respectively. This raised substantial doubt about the Company's ability to continue as a going concern. The negative working capital was mainly arising from the provision for income and other taxes and related surcharge as discussed in note 8(b) to the financial statements. The management considers that the Company shall be able to arrange with the PRC tax authority to settle the amounts by instalment if the PRC tax authority demands for payments. Therefore, the Company shall have sufficient funds to settle its liabilities when they fall due. As a result, the financial statements have been prepared in conformity with the principles applicable to a going concern.

  Revenue recognition

        The Company generally recognizes service revenues when persuasive evidence of an arrangement exists, services are rendered, the fee is fixed or determinable, and collectibility is probable. Service revenues are recognized net of discounts.

  Income and other taxes

        Provision for income and other taxes has been made in accordance with the tax rates and laws in effect in the PRC.

        Deferred taxes are provided using the liability method for all significant temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carry forwards. The tax consequences of those differences are classified as current or non-current based on the classification of the related assets or liabilities in the financial statements.

  Foreign currency translation

        The Company considers Renminbi as its functional currency as a substantial portion of the Company's business activities are based in Renminbi ("RMB"). However, the Company has chosen the United States dollar as its reporting currency.

        Transactions in currencies other than the functional currency during the year are translated into the functional currency at the applicable rates of exchange prevailing at the time of the transactions. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the applicable rates of exchange in effect at the balance sheet date. Exchange gains and losses are recorded in the statements of operations.

        For translation of financial statements into the reporting currency, assets and liabilities are translated at the exchange rate at the balance sheet date, equity accounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated at the weighted average rates of exchange prevailing during the period. Translation adjustments resulting from this process are recorded in accumulated other comprehensive income (loss) within stockholders' equity.

        There was no significant fluctuation in the exchange rate of United States dollar to RMB and the exchange rate adopted was US$1 = RMB8.2667. Comprehensive income and accumulated other comprehensive income are not material to the financial statements.

  Trade receivables

        Trade receivables are recorded at original invoice amount, less an estimated allowance for uncollectible accounts. Trade credit is generally granted on a short-term basis, thus trade receivables do not bear interest. Trade receivables are periodically evaluated for collectibility based on past credit history with customers and their current financial condition. Changes in the estimated collectibility of trade receivables are recorded in the results of operations for the period in which the estimate is revised. Trade receivables deemed uncollectible are offset against the allowance for uncollectible accounts. The Company generally does not require collateral for trade receivables.

  Inventories

        Inventories, mainly comprised of raw materials and consumables, are stated at the lower of cost or market. Potential losses from obsolete and slow-moving inventories are provided for when identified. Cost, which comprises all costs of purchase and, where applicable, other costs that have been incurred in bringing the inventories to their present location and condition, is calculated using the first-in, first-out method.

  Cash equivalents

        Cash equivalents include all highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and are so near maturity that they represent insignificant risk of changes in value because of changes in interest rates.

  Use of estimates

        The preparation of financial statements in conformity with USGAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include but are not limited to depreciation, taxes and contingencies. Actual results could differ from those estimates.

  Fair value of financial instruments

        The estimated fair values for financial instruments under SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair values of the Company's financial instruments, which include cash, trade receivables and trade payables, approximate their carrying values in the financial statements due to short-term maturities of these assets and liabilities.

  Related parties

        Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party, or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

  Property, plant and equipment and depreciation

        Property, plant and equipment are stated at cost less accumulated depreciation.

        The cost of an asset consists of its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use. Expenditures incurred after the assets have been put into operation, such as repairs and maintenance, are normally recognized as an expense in the period in which they are incurred. In situations where it can be clearly demonstrated that expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the assets, the expenditure is capitalized.

        When assets are sold or retired, their costs and accumulated depreciation are eliminated from the accounts and any gain or loss resulting from their disposal is included in the statement of operations.

        Depreciation is calculated to write off the cost of property, plant and equipment over their estimated useful lives as set out below, from the date on which they become fully operational and after taking into account their estimated residual values, using the straight-line method:

Leasehold lands	over the unexpired term of leases
Buildings	40 years
Other building structures	15 years
Fixtures and fiittings	15 years
Electrical equipments	12 years
Motor vehicles	10 years
Other equipments	10 years

  Impairment of long-lived assets

        Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". An asset is considered impaired if its carrying amount exceeds the future net cash flows the asset is expected to generate. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value. The recoverability of long-lived assets is assessed by determining whether the unamortized balances can be recovered through undiscounted future net cash flows of the related assets. The amount of impairment, if any, is measured based on projected discounted future net cash flows using a discount rate reflecting the Company's average cost of capital.

3. INCOME TAX

        The Company is subject to the PRC enterprise income tax at the rate of 33%.

        A reconciliation of the PRC enterprise income tax rate to the effective income tax rate is as follows:

	(Unaudited) Nine months ended September 30,		(Audited) Year ended December 31,
	2004%	2003%	2003%	2002%
Statutory rate	33	33	33	33
Non-deductible expenses	19	15	9	5
Taxable income in the PRC recognized as additional paid-in capital	—	—	—	7

Effective tax rate	52	48	42	45

        Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's deferred tax assets represent deductible temporary differences arising mainly from the impairment loss on property, plant and equipment recognized in prior year and the additional provision for other taxes in these USGAAP financial statements.

4. RELATED PARTY TRANSACTIONS

        In addition to the transactions / information disclosed elsewhere in these financial statements, the Company had the following transactions with related parties.

  (a)
  Name and relationship of related parties

Name	Existing relationships with the Company
Chen Jingmin	A director of the Company
Shaanxi New Taohuayuan Trading Trade Limited ("Trading Company")*	A major stockholder of the Company in which Chen Jingmin has control and beneficial interest
Shaanxi Wenhao Zaliang Shifu, Limited ("Wenhao")*	A stockholder and a fellow subsidiary of the Company in which Chen Jingmin has control and beneficial interest
Shaanxi Kangze Economic and Trade Limited ("Kangze")*	A stockholder of the Company in which Chen Jingmin has control and beneficial interest
Shaanxi Taohuayuan Real Estate Development Limited ("Real Estate Company")*	A stockholder and a fellow subsidiary of the Company in which Chen Jingmin has control and beneficial interest

*
The official names are in Chinese and the English names are straight translation for reference only.

  (b)
  Due from related parties

			(Unaudited) As of September 30,	(Audited) As of December 31,
	Note		2004 US$	2003 US$	2002 US$
Due from Trading Company	(i	)	94,447	970,605	3,683,846
Due fromWenhao	(ii	)	194,875	310,688	296,622
Due from Kangze	(ii	)	1,258	1,258	1,258
Due from Real Estate Company	(ii	)	—	—	1,209,673

			290,580	1,282,551	5,191,399

(i)
The amount due from Trading Company is unsecured and has no fixed repayment terms. Interest is charged on the outstanding balance due from Trading Company at the average rate of 7.9% per annum for the year ended December 31, 2003. No interest was charged for the nine months ended September 30, 2004 and the year ended December 31, 2002.

(ii)
The amounts due from Wenhao, Kangze and Real Estate Company are unsecured, interest-free and have no fixed repayment terms.

(c)
Summary of related party transactions

			(Unaudited) Nine months ended September 30,		(Audited) Year ended December 31,
	Note		2004 US$	2003 US$	2003 US$	2002 US$
Management fee income earned from:
—Trading Company	(i	)	307,378	123,386	297,337	316,450
—Wenhao	(i	)	743,465	355,644	768,384	784,352
Interest income earned from Trading Company	(ii	)	—	222,559	296,745	—
Waiver of an amount due to Trading Company	(iii	)	—	—	—	423,385

(i)
Pursuant to the agreements entered into between the Company and the related parties, the Company provides management services including recruitment and training of staff, setting internal control and management policies, providing the cuisine menu and related services. The management fee is calculated as 10% of the operating revenue of the related parties and the agreements are renewable annually for the years ended December 31, 2003 and 2002.

  The Company entered into new management agreements with Trading Company and Wenhao on January 15, 2004 for a period of five years commencing from January 1, 2004. The annual management fees from Trading Company and Wenhao are fixed at US$423,385 and US$1,028,222 respectively, plus a bonus calculated at 15% on the excess of the actual revenue over the targeted revenue.

(ii)
Interest is charged on the outstanding balance due from Trading Company at the average rate of 7.9% per annum for the year ended December 31, 2003. No interest was charged for the nine months ended September 30, 2004 and the year ended December 31, 2002.

(iii)
During the year ended December 31, 2002, Trading Company waived an amount due by the Company of US$423,385 which was recorded as additional paid-in capital.

5. PROPERTY, PLANT AND EQUIPMENT

	(Unaudited) As of September 30,	(Audited) December 31,
	2004 US$	As of 2003 US$	2002 US$
Leasehold land	2,759,049	2,759,049	2,759,049
Buildings	6,820,858	6,820,858	6,816,104
Other building structures	1,417,619	1,417,619	1,417,619
Electric equipments	373,054	373,054	373,054
Fixtures and fittings	1,277,886	1,277,886	1,277,886
Motor vehicles	258,873	400,959	400,959
Other equipments	800,522	788,511	761,963

Cost	13,707,861	13,837,936	13,806,634
Less: Accumulated depreciation and impairment losses	(4,559,972)	(4,277,482)	(3,773,821)

Property, plant and equipment, net	9,147,889	9,560,454	10,032,813

        The leasehold land is situated in the PRC.

6. PREPAYMENTS

        The balance as of September 30, 2004 and December 31, 2003 includes prepayments of US$9,133,028 and US$8,528,191 respectively made to the local government for acquisition of a piece of land in the PRC. Pursuant to an agreement signed on May 26, 2002, total consideration for the land is US$14,516,070. The Company proposes to use the land for property development. During the period ended September 30, 2004, the Company paid design and planning fees of US$1,330,639.

        Although it is the present intention of the management to develop the land, the Company shall have a right to dispose of the land through the local government. The land was valued by international professional valuers on a depreciated replacement cost basis and its value as at September 1, 2004 was approximately US$17.5 million.

7. STOCKHOLDERS' EQUITY

  (a)
  Share capital

          Details of the share capital of the Company have been disclosed in note 1 to the financial statements.

  (b)
  Additional paid-in capital

          As discussed in note 1 to the financial statements, the difference between the par value of shares of New Tao issued for the Transaction and the par value of shares of Shaanxi THY of US$12,079,698 was recorded as additional paid-in capital.

          On incorporation of Shaanxi THY, the stockholders contributed net assets of US$14,516,070 to subscribe for the share capital of US$12,096,725. The excess of the value of the net assets contributed over the registered capital of Shaanxi THY of US$2,419,345 was recorded as additional paid-in capital.

          During the year ended December 31, 2002, Trading Company waived an amount from the Company of US$423,385 which was recorded as additional paid-in capital.

  (c)
  Statutory reserves

          Statutory reserves include a statutory surplus reserve and a statutory public welfare fund, which are maintained in accordance with the legal requirements in the PRC.

          Pursuant to the Articles of Association, the Company has to appropriate 10% and 5% to 10% of the net income, based on the accounts prepared in accordance with accounting principles generally accepted in the PRC, to the statutory surplus reserve and statutory public welfare fund respectively.

          The statutory surplus reserve can be utilized to offset prior years' losses or for capitalization as paid-in capital, whereas the statutory public welfare fund shall be utilized for collective staff welfare benefits such as building of staff quarters or housing. No distribution of the statutory reserves shall be made other than on liquidation of the Company.

8. COMMITMENTS AND CONTINGENCIES

  (a)
  Capital commitment

          As of September 30, 2004, December 31, 2003 and 2002, the Company had capital expenditure commitments contracted but not provided for net of deposits paid for the acquisition of land as mentioned in note 6 to the financial statements amounting to US$5,383,042, US$5,987,879 and US$14,516,070 respectively.

  (b)
  Contingencies

          The Company has certain arrangements with the local government that the total taxes payable of the Company, including mainly the PRC enterprise income tax and business tax, is subject to a maximum amount of US$120,967 per annum and the Company is not liable to pay any tax above the maximum amount. However, this arrangement is not in compliance with national laws and regulations in the PRC. For this reason, the Company has made full tax provision in accordance with relevant national and local laws and regulations in the PRC, together with a default interest that may be levied on the Company at a daily rate of 0.05% of the unpaid taxes.

          Despite the fact that the Company has made full provision of the taxes and related default interest in the financial statements, the Company may be subject to penalties ranging from 50% to

  500% of the underpaid tax amounts. The exact amount of penalty cannot be estimated with any reasonable degree of certainty.

9. RETIREMENT BENEFITS AND OTHER EMPLOYMENT BENEFITS

        As stipulated by the rules and regulations in the PRC, the Company is required to contribute to a state-sponsored social insurance plan for all of its employees who are residents in the PRC at rates ranging from 12% to 17% of the basic salary of its employees. The Company has no further obligations for the actual pension payments or post-retirement benefits beyond the annual contributions. The state-sponsored retirement plan is responsible for the entire pension obligations payable to all employees.

10. OPERATING RISK

  (a)
  Country risk

          The Company may be exposed to the risks as a result of its operations being carried out in the PRC. These include risks associated with, among others, the political, economic and legal environmental and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. The Company's management does not believe these risks to be significant. There can be no assurance, however, those changes in political and other conditions will not result in any adverse impact.

  (b)
  Bank balances and cash

          The Company maintains its cash balances with various banks and trust companies located in the PRC. In common with local practice, such amounts are not insured or otherwise protected should the amounts placed with the banks and trust companies be non-recoverable. There has been no history of credit losses in these regards.

  (c)
  Credit risk

          Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when there are similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. Since a majority of the Company's business is on cash basis and credit is only granted to limited customers, it does not consider itself be exposed to significant credit risk with regards to collection of the receivables. There was no significant credit loss during the nine months ended September 30, 2004 and 2003 and the years ended December 31, 2003 and 2002.

NEW TAOHUAYUAN CULTURE TOURISM CO., LTD.

17,027,328 shares of common stock

Until                        , (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Article VII, Section 2, of our Articles of Incorporation provides for indemnification of our officers, directors and controlling persons to the full extent provided by Nevada law. Further, Article VII, Section 3, provides that no director is personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer except for (i) a breach of the director's duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law, (iii) a transaction from which the director received an improper benefit or (iv) an act or omission for which the liability of a director is expressly provided under Nevada law.

        Under the Nevada corporate statutes, Nevada corporations are permitted to indemnify their officers and directors for liability to stockholders, so long as such indemnification does not include the items set forth in the previous paragraph under (i) through (iv).

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.(1)

SEC Registration Fees	$10,787
Blue Sky Filing Fees including Manual listings	$10,000
Blue Sky Legal Fees	$5,000
Printing Expenses	$10,000
Legal Fees	$75,000
Accounting Fees	$95,000
Transfer Agent Fees	$15,000
Miscellaneous Expenses	$29,213

Total	$250,000	(2)

(1)
All expenses, except the SEC registration fee, are estimated.

(2)
All expenses of the offering (excluding brokerage commissions) will be borne by the Registrant and not the selling stockholders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

        In the last three years, we have not issued any shares of our unregistered securities, except for the issuance of 17,027,328 shares on December 6, 2004 to the 934 selling stockholders which we issued pursuant to our merger agreement with Shaanxi. All of these shares were issued to residents and citizens of the PRC and none were issued to residents or citizens of the U.S.

ITEM 27. EXHIBIT INDEX.

Number	Exhibit
3.1	Articles of Incorporation of the Registrant
3.2	Bylaws of the Registrant
5.1	Opinion of Gary A. Agron
10.1	Hotel Management Agreement with Shaanxi New Taohuayuan Economy Trade Co., Ltd.
10.2	Restaurant Management Agreement with Shaanxi Wenhao Zaliang Shifu, Ltd.
10.3	Migratory Merger Agreement with Shaanxi New Taohuayuan Culture Tourism Co., Ltd.
10.4	Articles of Merger
10.5	Employment Agreement with Ms. Liu
10.6	Employment Agreement with Mr. Chen
10.7	Employment Agreement with Ms. Cai
14.1	Code of Ethics
23.1	Consent of Moores Rowland Mazars, Independent Registered Certified Public Accountants
23.2	Consent of Gary A. Agron (see 5.1 above)
99.1	Complete Stockholder List (as of the date hereof)
99.2	Audit Committee Charter

ITEM 28. UNDERTAKINGS.

        The Registrant hereby undertakes:

          (a)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b)   That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

          (c)   That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

          (d)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (e)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (f)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Xi'an, Shaanxi Province, China on December 10, 2004.

NEW TAOHUAYUAN CULTURE TOURISM CO., LTD.
By:	/s/ CAI DANMEI Cai Danmei Chief Executive Officer

        Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons on December 10, 2004.

Name	Position

/s/ CHEN JINGMIN Chen Jingmin	Chairman of the Board
/s/ CAI DANMEI Cai Danmei	Chief Executive Officer, Chief Financial Officer (Principal Accounting Officer) and Director
/s/ LIU BO Liu Bo	Secretary and Director
/s/ HU YANGXIONG Hu Yangxiong	Director
/s/ YANG ERPING Yang Erping	Director
/s/ ZHAO JIANWEN Zhao Jianwen	Director
/s/ WANG CHANGZHU Wang Changzhu	Director

EXHIBIT INDEX

Number	Exhibit
3.1	Articles of Incorporation of the Registrant
3.2	Bylaws of the Registrant
5.1	Opinion of Gary A. Agron
10.1	Hotel Management Agreement with Shaanxi New Taohuayuan Economy Trade Co., Ltd.
10.2	Restaurant Management Agreement with Shaanxi Wenhao Zaliang Shifu, Ltd.
10.3	Migratory Merger Agreement with Shaanxi New Taohuayuan Culture Tourism Co., Ltd.
10.4	Articles of Merger
10.5	Employment Agreement with Ms. Liu
10.6	Employment Agreement with Mr. Chen
10.7	Employment Agreement with Ms. Cai
14.1	Code of Ethics
23.1	Consent of Moores Rowland Mazars, Independent Registered Certified Public Accountants
23.2	Consent of Gary A. Agron (see 5.1 above)
99.1	Complete Stockholder List (as of the date hereof)
99.2	Audit Committee Charter